Exhibit 99.1

South Plains Financial, Inc. Announces Approval of Stock Repurchase Program

LUBBOCK, Texas, November 1, 2021 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), today announced that the board of directors of the Company approved a new stock repurchase program for up to $10 million shares of outstanding common stock (the “new repurchase plan”) beginning on November 6, 2021 and concluding on November 6, 2022, subject to earlier termination or extension of the new repurchase plan by the Board.  The stock repurchase plan currently in place (the “expiring repurchase plan”) will expire prior to the new repurchase plan becoming effective.  Any remaining shares under the expiring repurchase plan will not be rolled into the new repurchase plan.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas.  City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station, Texas markets, and the Ruidoso, New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with insurance, investment, trust and mortgage services.  Please visit https://www.spfi.bank for more information.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
investors@city.bank
(866) 771-3347

Source: South Plains Financial, Inc.